Filed pursuant to Rule 424(b)(3)
                                 Registration Nos. 33-93808 and
                                                    33-93808-01



                   MARCUS CABLE COMPANY, L.P.
              MARCUS CABLE CAPITAL CORPORATION III

                    Supplement to Prospectus
            Dated April 16, 1997, as supplemented by
 Prospectus Supplements Dated May 15, 1997, August 14, 1997 and
                       November 14, 1997

          The date of this Supplement is March 9, 1998

On March 9, 1998, Marcus Cable Company, L.P. filed the attached
Form 8-K discussing the Company's intentions to explore strategic ownership alternatives.

               SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT

               PURSUANT TO SECTION 13 OR 15(d) OF
              THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)   MARCH 9, 1998


                   MARCUS CABLE COMPANY, L.P.
              MARCUS CABLE OPERATING COMPANY, L.P.
                MARCUS CABLE CAPITAL CORPORATION
              MARCUS CABLE CAPITAL CORPORATION II
              MARCUS CABLE CAPITAL CORPORATION III
   (Exact name of registrants as specified in their charters)


DELAWARE           33-81088 & 33-67390 & 33-93808     75-2337471
DELAWARE                 33-81088-01                  75-2495706
DELAWARE                 33-67390-01                  75-2546077
DELAWARE                 33-81088-02                  75-2546713
DELAWARE                 33-93808-01                  75-2599586
(State or other
jurisdiction of     (Commission File Number)       (I.R.S. Employer
incorporation or                                  Identification No.)
organization)


     2911 TURTLE CREEK BOULEVARD, SUITE 1300
               DALLAS, TEXAS                 75219-6257
     (Address of principal executive offices)             (Zip Code)

                         (214) 521-7898
      (Registrants' telephone number, including area code)





                          Page 1 of 7
                  Index to Exhibits on Page 6

ITEM 5.  OTHER EVENTS.

     On March 3, 1998, Marcus Cable Company, L.P. issued a press release including a statement of the Company's intentions to explore strategic ownership alternatives. For information regarding this statement, reference is made to the press release attached hereto as Exhibit 20.1.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(c)  Exhibits

     20.1      Press Release dated March 3, 1998.

                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants have duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                    MARCUS CABLE COMPANY, L.P.
                    (Registrant)

                    By:  Marcus Cable Properties, L.P., its
                    general partner,

                         By:  Marcus Cable Properties, Inc., its
                              general partner,

March 9, 1998                 By:  /s/ Jeffrey A. Marcus
                                   Jeffrey A. Marcus
                              Its: President, Chief Executive
                                   Officer and Sole Director of
                                   Marcus Cable Properties, Inc.
                                   (Principal Executive Officer)

                              By:  /s/ Thomas P. McMillin
                                   Thomas P. McMillin
                              Its: Executive Vice President and
                                   Chief Financial Officer of
                                   Marcus Cable Properties, Inc.
                                   (Principal Financial and
                                   Accounting Officer)

                    MARCUS CABLE OPERATING COMPANY, L.P.
                    (Registrant)

                    By:  Marcus Cable Company, L.P., its general
                         partner,

                         By:  Marcus Cable Properties, L.P., its
                              general partner,

                              By:  Marcus Cable Properties, Inc.,
                                   its general partner,

March 9, 1998                 By:  /s/ Jeffrey A. Marcus
                                   Jeffrey A. Marcus
                              Its: President, Chief Executive
                                   Officer and Sole Properties, Inc.
                                   (Principal Executive Officer)

                              By:  /s/ Thomas P. McMillin
                                   Thomas P. McMillin
                              Its: Executive Vice President and
                                   Cable Properties, Inc. (Principal
                                   Financial and Accounting Officer)

                    MARCUS CABLE CAPITAL CORPORATION
                    (Registrant)

March 9, 1998                 By:  /s/ Jeffrey A. Marcus
                                   Jeffrey A. Marcus
                              Its: President, Chief Executive
                                   Officer and Sole Corporation
                                   (Principal Executive Officer)



                              By:  /s/ Thomas P. McMillin
                                   Thomas P. McMillin
                              Its: Executive Vice President and
                                   Cable Capital Corporation
                                   (Principal Financial and
                                   Accounting Officer)



                    MARCUS CABLE CAPITAL CORPORATION II
                    (Registrant)

March 9, 1998                 By:  /s/ Jeffrey A. Marcus
                                   Jeffrey A. Marcus
                              Its: President, Chief Executive
                                   Officer and Sole Corporation II
                                   (Principal Executive Officer)

                              By:  /s/ Thomas P. McMillin
                                   Thomas P. McMillin
                              Its: Executive Vice President and
                                   Cable Capital Corporation II
                                   (Principal Financial and
                                   Accounting Officer)

                     MARCUS CABLE CAPITAL CORPORATION III
                    (Registrant)

March 9, 1998                 By:  /s/ Jeffrey A. Marcus
                                   Jeffrey A. Marcus
                              Its: President, Chief Executive
                                   Officer and Sole Corporation III
                                   (Principal Executive Officer)


                              By:  /s/ Thomas P. McMillin
                                   Thomas P. McMillin
                              Its: Executive Vice President and
                                   Cable Capital Corporation III
                                   (Principal Financial and
                                   Accounting Officer)

                          INDEX TO EXHIBITS


Exhibit                                                                Page
Number    Description                                                Number

           20.1     Press Release dated March 3, 1998                   7

                                                       Exhibit 20.1
FOR IMMEDIATE RELEASE
MARCH 3, 1998

CONTACT:  Thomas P. McMillin
PHONE:    (214) 521-7898



 MARCUS CABLE STATEMENT ON REPORTS TO EXPLORE STRATEGIC OWNERSHIP
                           ALTERNATIVES

Marcus Cable has retained Goldman, Sachs & Co. to advise the Company as it explores various strategic alternatives involving the ownership of the Company. In making this announcement, Jeff Marcus, Chairman and CEO of the Company said, " In light of the unprecedented recent rise in stock performance by the leading cable television companies, coupled with the favorable dynamics surrounding the core fundamentals of this business, our management team, together with the support of our partners, has been reviewing alternatives relative to the capitalization of our partnership. As we carefully reviewed several strategic possibilities, we decided that it would be wise to further explore these, and other ideas,
with the help of our partner, Goldman, Sachs & Co."   Mr. Marcus
went on to say " it would not be prudent to predict which alternative, if any, the Company will pursue. We have an experienced management team, supportive financial partners and a strong balance sheet. Any decision will only be made after thoughtful discussion among the management group and our partners and we cannot predict an outcome at this time."

As previously announced, the Company is currently in the process of marketing for sale its non-strategic assets serving approximately 193,000 customers in nine states. The Company has already announced an agreement to sell certain of these systems serving 26,000 customers in Delaware and Maryland to Comcast Corporation. This pending system sale and the marketing of the remaining systems serving 167,000 customers will not be affected by today's announcement.

Marcus Cable is principally engaged in the management and operation of domestic wired telecommunications networks, including cable television systems, distance education networks and internet services. It is currently the nation's tenth largest cable operator serving over 1.2 million customers in 18 states. More information can be found on the Company's website on the internet at www.marcuscable.com.